Exhibit 99.1

Scientific Learning Reports Third Quarter Growth in Revenue, Net Income and EPS

OAKLAND, Calif.--(BUSINESS WIRE)--November 6, 2008--Scientific Learning (NASDAQ:SCIL), a leading provider of brain fitness solutions for the education market, today announced its results for the quarter ended September 30, 2008. Revenue increased 12% to $12.7 million from $11.3 million for the same period in 2007, net income increased 140% to $590,000 from $246,000 in the third quarter of 2007 and earnings per share increased from $0.01 to $0.03.

For the nine months ended September 30, 2008 revenue was $35.3 million compared to $34.7 million in the same period last year, an increase of 1.5%. Deferred revenue totaled $23.1 million at September 30, 2008 compared to $24.3 million on September 30, 2007.

“We are pleased with our double digit revenue growth and progress in improving profitability. Our booked sales in the quarter were lower than we expected. The uncertainty caused by the crisis in the financial markets froze activity on many of the large orders we expected to close in the last two weeks of September. As a result of the delayed orders, the number of large transactions in the quarter was down. Earlier in the quarter we closed a $2.2 million order for the Fast ForWord to Reading Series,” said Robert C. Bowen, Chairman and CEO of Scientific Learning.

Gross margins were 76% in the third quarter of 2008, compared to 79% in the same quarter of last year. This decline in gross margins was primarily the result of a shift in revenue mix to a higher proportion of lower margin service and support revenue, and amortization associated with the acquisition of the Reading Assistant product. This was partially offset by improved service and support margins which increased to 54% in the third quarter of 2008 from 52% in the same quarter of 2007. For the nine months ended September 30, 2008 gross margins were 75% compared to 78% in the same period last year.

Operating expenses in the third quarter of 2008 were $9.3 million, compared to $9.0 million in the third quarter of 2007, an increase of 2%. General and administrative costs included charges for severance costs and an increase in bad debt expense associated with one customer. The total of these two costs was approximately $660,000, masking the ongoing improvements made in our underlying cost structure. Research and development costs increased as a result of the acquisition of the Reading Assistant business. These increases were partially offset by reduced sales and marketing costs. Overall, for the nine months ended September 30, 2008 operating expenses increased 8% from the prior year.

Profit from operations for the quarter was $413,000, compared to an operating loss of $30,000 in the third quarter of 2007. Net loss for the nine months ended September 30, 2008 was $4.5 million compared to a net income of $277,000 for the same period in 2007. Basic and diluted net loss per share for the nine months ended September 30, 2008 was ($0.26) per share compared to basic and diluted net income of $0.02 per share for the same period in 2007.

“We are starting to see the impact of our first half 2008 initiatives, which better aligned our sales, services and support organizations to improve our responsiveness to customers and simplified internal processes to increase K-12 sales effectiveness and productivity,” said Andy Myers, President and Chief Operating Officer. “While we had some delays in Q3 orders due to the economic environment, we are optimistic that most of those sales will not be lost since federal budgets used to purchase our products remain set to increase for the 2008-09 school year. Still, we continue to focus on expense reductions to prepare for longer term uncertainty and improve profitability.”

Mr. Myers continued, “The progress we have already made to bring our cost structure in line with sales is evident in the third quarter results, as operating expenses increased slightly, despite $660,000 in bad debt and severance expense charges in G&A and increases in R&D expenses from the Reading Assistant acquisition.”

Cash and equivalents totaled $6.1 million on September 30, 2008, compared to $2.3 million on June 30, 2008 and $19.9 million on September 30, 2007. Most of the decline in cash from the prior year was due to the acquisition of the Reading Assistant in January 2008. Accounts receivable totaled $11.0 million at quarter end, compared to $9.8 million on September 30, 2007.

Conference Call Information

The Company will host a conference call at 5:00p.m. EDT / 2:00 p.m. PDT on Thursday November 6, 2008. The conference call will be available live on the Investor Information portion of the Company’s website at www.scilearn.com/investorinfo. The conference call can also be accessed at 866-290-0920 (domestic) or 913-312-1294 (international) passcode: 3034494. Please dial in or visit the website at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call 888-203-1112 (domestic) and 719-457-0820 international and enter the replay passcode: 3034494

About Scientific Learning Corp.

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. The Scientific Learning Reading Assistant combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit http://www.scilearn.com/ or call toll-free 888-452-7323.

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to future sales, expected levels of government funding for education, the effect of organizational changes and expense levels. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including the recent adverse events in the financial and credit markets); seasonality and sales cycles in Scientific Learning's markets; competition; availability of funding to purchase the Company's products and generally available to schools; the acceptance of new products and product changes; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10Q for the second quarter of 2008 (Part II, Item 1A, Risk Factors), filed August 6, 2008. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Third Quarter		YTD, September 30
	2008	2007	2008	2007

Booked Sales	$15,185	$14,535	$35,417	$39,855
Less Revenue	12,695	11,350	35,261	34,740
Net (Decrease) increase in current and long-term deferred	$2,490	$3,185	$156	$5,115

Beginning balance in current and long-term deferred	20,621	21,090	22,955	19,159
Ending balance in current and long-term deferred	$23,111	$24,275	$23,111	$24,274

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.
Reconciliation of Net Income to EBITDAS

$s in thousands
	Third Quarter		YTD, September 30
	2008	2007	2008	2007

Net Income (Loss)	$590	$246	$(4,513)	$277
Adjustments to reconcile to EBITDAS:
Income Tax provision	(36)	22	1,207	26
Interest Expense (income)	(13)	(230)	(176)	(701)
Depreciation	137	64	363	227
Amortization	197	-	570	-
Stock compensation expense	443	701	1,620	1,637
Adjusted EBITDAS	$1,318	$803	$(929)	$1,466

Earnings before interest, taxes, depreciation, amortization and stock compensation expense (EBITDAS) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the company in the current period. We also believe that EBITDAS will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of EBITDAS to Net Income, the closest GAAP measure.

Non-Cash Charges

$s in thousands	Third Quarter			YTD, September 30
	2008			2008
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	124	0	124	360	0	360
Cost of Service and Support	36	55	91	103	159	262
Operating Expenses	173	388	562	466	1460	1926
Total	$333	$443	$776	$928	$1,620	$2,548

$s in thousands	Third Quarter			YTD, September 30
	2007			2007
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	0	0	0	0	0	0
Cost of Service and Support	15	63	79	55	172	227
Operating Expenses	48	638	686	171	1464	1636
Total	$63	$701	$764	$227	$1,637	$1,863

SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	September 30,	December 31,	September 30,
	2008	2007	2007
Assets
Current assets:
Cash and cash equivalents	$6,071	$21,179	$19,877
Accounts receivable, net	11,004	6,155	9,779
Deferred income taxes		1,191	-
Prepaid expenses and other current assets	1,476	1,291	1,439

Total current assets	18,551	29,816	31,095

Property and equipment, net	1,591	1,742	1,705
Loan to JTT Holdings	-	1,000	-
Deferred acquisition costs	-	319	-
Goodwill	4,568	-	-
Identified intangible assets, net	6,621	-	-
Other assets	1,043	926	915

Total assets	$32,374	$33,803	$33,715

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$489	$716	$394
Accrued liabilities	4,816	3,859	4,633
Deferred revenue	18,048	17,379	17,504

Total current liabilities	23,353	21,954	22,531
Deferred revenue, long-term	5,063	5,576	6,771
Other liabilities	581	453	443

Total liabilities	28,997	27,983	29,745

Stockholders' equity:
Common stock and additional paid in capital	84,627	82,558	81,585
Accumulated deficit	(81,250)	(76,738)	(77,615)

Total stockholders' equity:	3,377	5,820	3,970

Total liabilities and stockholders' equity	$32,374	$33,803	$33,715

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Products	$7,475	$7,456	$21,009	$23,935
Service and support	5,220	3,894	14,252	10,805
Total revenues	12,695	11,350	35,261	34,740

Cost of revenues:
Cost of products	599	459	1,686	1,259
Cost of service and support	2,411	1,872	7,279	6,213
Total cost of revenues	3,010	2,331	8,965	7,472

Gross profit	9,685	9,019	26,296	27,268

Operating expenses:
Sales and marketing	5,329	6,143	18,461	18,745
Research and development	1,545	1,016	5,267	3,385
General and administrative	2,398	1,890	6,346	5,721

Total operating expenses	9,272	9,049	30,074	27,851

Operating income (loss)	413	(30)	(3,778)	(583)

Other income from related party	55	68	150	185
Interest and other income	86	230	323	701

Net income (loss) before income tax	554	268	(3,305)	303
Income tax expense	(36)	22	1,207	26
Net income (loss)	$590	$246	$(4,512)	$277

Basic net income (loss) per share:	$0.03	$0.01	$(0.26)	$0.02
Shares used in computing basic net income (loss) per share	17,552	17,240	17,438	17,119
Diluted net income (loss) per share:	$0.03	$0.01	$(0.26)	$0.02
Shares used in computing diluted net income (loss) per share	18,283	18,369	17,438	18,272

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Nine months ended		Three months ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating Activities:
Net income (loss)	$(4,512)	$277	$590	$246
Items to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	932	227	337	64
Stock based compensation	1,618	1,637	443	701
Increase in deferred tax valuation allowance	1,191	-	-	-
Changes in operating assets and liabilities:
Accounts receivable	(4,580)	(2,681)	(302)	6,473
Prepaid expenses and other current assets	(164)	(468)	(89)	44
Other assets	(117)	(6)	(24)	(22)
Accounts payable	(444)	(213)	(377)	22
Accrued liabilities	682	(456)	394	(172)
Deferred revenue	46	5,116	2,490	3,185
Other liabilities	128	32	104	11

Net cash generated (used) in operating activities	(5,220)	3,465	3,566	10,552

Investing Activities:
Purchases of property and equipment, net	(206)	(991)	(7)	(428)
Purchase of Soliloquy	(10,133)	-	(3)	-

Net cash used in investing activities	(10,339)	(991)	(10)	(428)

Financing Activities:
Proceeds from issuance of common stock, net	451	1,039	236	344

Net cash provided by financing activities	451	1,039	236	344

Decrease in cash and cash equivalents	(15,108)	3,513	3,792	10,468

Cash and cash equivalents at beginning of period	21,179	16,364	2,279	9,409

Cash and cash equivalents at end of period	$6,071	$19,877	$6,071	$19,877

CONTACT:
Scientific Learning Corporation
Media:
Jessica Lindl, 510-625-6784
Vice President of Marketing
jlindl@scilearn.com
or
Investor:
Dale Hill, 510-625-2281
Director of Finance
investorrelations@scilearn.com